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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  March 26, 1997





                            SIMULATION SCIENCES INC.
             (Exact name of registrant as specified in its charter)



         Delaware                         000-21283              95-2487793
-------------------------------   ------------------------   -------------------
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
       incorporation)                                        Identification No.)




                         601 Valencia Avenue, Suite 100
                             Brea, California 92823
                    (Address of principal executive offices)

                                 (714) 579-0412
              (Registrant's telephone number, including area code)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

           Acquisition of Substantially All the Assets of Visual Solutions, Inc.

         On March 26, 1997, Simulation Sciences Inc., a Delaware corporation (the "Registrant"), completed the acquisition (the "Acquisition") of substantially all the assets of Visual Solutions, Inc., a Texas corporation ("VSI"). The acquisition of substantially all the assets of VSI was accomplished by means of an Asset Purchase Agreement dated March 24, 1997 among the Registrant, VSI and John L. Dial, II, Mark G. Brosius, Donald L. Miller and Christopher E. Glass (the "Agreement"). Pursuant to the Agreement, the Registrant acquired substantially all of the tangible and intangible assets of VSI, including its software product line, and certain specified obligations of VSI. Registrant also assumed in connection with the Acquisition certain of VSI's contractual obligations.

         Prior to the Acquisition, VSI was engaged in the business of providing commercial simulation software and related services to the process industries, including the petroleum, petrochemical and industrial chemical process industries. The Registrant and VSI had previously entered into a marketing agreement whereby Registrant obtained the rights to market VSI's Visual Flare software product to petroleum, petrochemical and industrial chemical manufacturers. The marketing agreement was terminated in connection with the Acquisition. Following the Acquisition, the Registrant intends to continue producing and marketing certain of the VSI products, including Visual Flare, and to implement many of the advanced features of those products into the Registrant's other software programs. In connection with the Acquisition, the shareholders and employees of VSI entered into Confirmation Agreements which confirmed that none of these individuals claimed ownership rights in the VSI software or any other VSI intellectual property, that to the best of their knowledge such intellectual property was lawfully owned by VSI prior to the Acquisition and that VSI had held the exclusive right to sell, convey, transfer, assign and deliver such property to the Registrant.

         The purchase price for VSI of approximately $6.2 million, which is subject to certain post-closing adjustments, consisted of (i) a $1.6 million cash payment paid out of general working capital of the Registrant and (ii) an issuance of 379,789 unregistered shares of the Registrant's Common Stock (with a value of approximately $4.6 million based on the average closing price per share of the Registrant's Common Stock on the Nasdaq National Market for the ten trading days ending March 19, 1997). All stock issued in connection with the Acquisition is subject to a Registration Rights Agreement dated March 26, 1997 among the Registrant, VSI and John L. Dial, II, Mark G. Brosius, Donald L.
Miller and Christopher E. Glass.   The amount of consideration paid by the
Registrant and the terms of the Acquisition were determined in arm's-length negotiations with VSI and its principal shareholders.

         Of the 379,789 shares of Registrant's Common Stock issued in connection with the Acquisition, 250,661 of those shares were placed in escrow. Subject to the terms of the escrow, approximately one-half of the shares held in escrow are scheduled to be released on the first anniversary of the Acquisition, and the remaining escrowed shares are scheduled to be released on the second anniversary of the Acquisition. The Agreement contains a provision for early release of the escrowed shares to VSI if certain adverse market conditions related to the per share price of Registrant's Common Stock on the Nasdaq National Market develop.

         In connection with the Acquisition, John L. Dial, II, VSI's founder and Chief Executive Officer, entered into an employment agreement to serve as Registrant's Director of Visual Solution Technology. In addition,
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VSI Vice President Donald L. Miller entered into an employment agreement to serve in Registrant's sales and marketing department; fellow VSI Vice President Christopher E. Glass entered into an employment agreement to serve in Registrant's software development department; and fellow VSI Vice President Mark G. Brosius entered into a consulting agreement with Registrant to provide advice on certain services in connection with software development matters.
The remaining VSI employees have accepted at-will employment with Registrant.

         The acquisition of VSI is intended to be treated as a purchase for financial accounting purposes.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)     Exhibits:

                 2.1 Asset Purchase Agreement dated March 24, 1997 among the Registrant, Visual Solutions, Inc. and John L. Dial, II, Mark G. Brosius, Donald L. Miller and Christopher E. Glass.

                 10.1 Registration Rights Agreement dated March 26, 1997 among the Registrant, Visual Solutions, Inc. and John L. Dial, II, Mark G. Brosius, Donald L. Miller and Christopher E. Glass.
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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SIMULATION SCIENCES INC.


Dated:   April 10, 1997                 By: /s/ L. Ronald Trepp
                                            -----------------------------------
                                            L. Ronald Trepp
                                            Vice President, Finance and
                                            Chief Financial Officer
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                                 EXHIBIT INDEX

Exhibit
  No.                               Document


 2.1 Asset Purchase Agreement dated March 24, 1997 among the Registrant, Visual Solutions, Inc. and John L. Dial, II, Mark G. Brosius, Donald L. Miller and
                  Christopher E. Glass.

10.1 Registration Rights Agreement dated March 26, 1997 among the Registrant, Visual Solutions, Inc. an John L. Dial, II, Mark G. Brosius, Donald L. Miller and Christopher E. Glass.